DAVIS ACCOUNTING GROUP, P.C.
A Certified Public Accounting Firm
1957 West Royal Hunte Drive, Suite 150, Cedar City, Utah 84720
(435) 865-2808 • FAX (435) 865-2821

Mr. Nachman Shlomo Kohen, Chief Executive Officer and Director
PCMT Corporation
4 Nafcha Street
Jerusalem, Israel 95508

Dear Mr. Kohen,

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation in the Registration Statement of PCMT Corporation on Form SB-2 of our report on the financial statements of the Company as its registered independent auditors dated February 20, 2007, as of and for the period ended December 31, 2006. We further consent to the reference to us in the section on Experts.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
March 6, 2007.